AMERICAN TAX CREDIT TRUST,

A Delaware statutory business trust

SERIES I

SUPPLEMENT NO. 2 DATED NOVEMBER 16, 1993
TO PROSPECTUS DATED SEPTEMBER 7, 1993

This Supplement is being furnished with respect to Series I ("ATCT Series I") of American Tax Credit Trust (the "Trust"), a Delaware statutory business trust. This Supplement forms a part of, and should be read in conjunction with, the Prospectus of the Trust dated September 7, 1993 (the "Prospectus"), as supplemented by Supplement No. 1 thereto dated September 7, 1993. Capitalized terms used in this Supplement and not defined herein have the meanings assigned to them in the Prospectus. Page numbers refer to the pages in the Prospectus.

Investors should be aware that an investment in the Trust entails significant risks. See "Risk Factors," "Individual Investment Considerations" and "Conflicts of Interest" in the Prospectus. Among others, these risks include:

Real Estate and Other Investment Risks—

- Properties may not perform as anticipated and may be lost through foreclosure.
- If investors receive no cash return, tax credits will represent the only return of their capital and the only return on their investment.
- The investment is long-term and illiquid, and no public market exists or is expected to exist for the Units.
- Certain predominantly market rate properties owned by affiliates of the Manager have experienced financial difficulties (see "Prior Performance Summary—Prior Performance of Certain Properties" in the Prospectus); there is no assurance that Low Income Housing Properties will not be similarly affected in the future.
- To the extent that only a small number of Units are sold in any Series, risks will increase due to lack of diversification.

Tax Risks—

- Tax credit rules limit the use of credits, and credits may not be usable by all taxpayers.
- Tax credits are subject to partial recapture in certain cases for a period of up to 15 years, and future credits may be lost through premature disposition of properties (including foreclosure).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Merrill Lynch & Co. **PaineWebber Incorporated**

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF A UNIT OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES. ANY SALE OR TRANSFER OF UNITS OUTSIDE CALIFORNIA AND NOT INVOLVING CALIFORNIA RESIDENTS DOES NOT REQUIRE THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA.

AMERICAN TAX CREDIT TRUST SERIES I IS NOT A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT COMPANY WITHIN THE MEANING OF THE INVESTMENT COMPANY ACT OF 1940 AND IS NOT SUBJECT TO REGULATION THEREUNDER.

AMERICAN TAX CREDIT TRUST SERIES I IS NOT A REAL ESTATE INVESTMENT TRUST.

THE TRUSTEE FOR THE TRUST WILL NOT PARTICIPATE IN THE MANAGEMENT OF THE BUSINESS OF THE TRUST. INVESTORS SHOULD NOT RELY ON THE TRUSTEE FOR PROTECTION OF THEIR INTERESTS.

INVESTOR CLOSING

An Initial Closing of the sale of Units in ATCT Series I is anticipated to occur on or before November 29, 1993, at which time ATCT Series I intends to issue to subscribers Units in excess of the minimum of $5,000,000. The Offering is continuing.

TAX SHELTER REGISTRATION NUMBER

The Tax Shelter Registration Number of ATCT Series I is 93271000155. Investors must report this number (as well as the name and taxpayer identification number of ATCT Series I, 06-6385350) on Form 8271 attached to their tax returns for taxable periods in which they own units. **Issuance of a registration number does not indicate that this investment or the claimed tax benefits have been reviewed, examined or approved by the Internal Revenue Service.**

CERTAIN DEFINITIONS

Second Funding Date

The definition of "Second Funding Date" in the "Glossary" (page 113) is deleted in its entirety, and replaced with the following:

> "*'Second Funding Date,'* with respect to any Unit, means six months following the Closing for the sale of such Unit."

The following conforming changes are also made to the Prospectus:

The third paragraph under "Summary of the Offering—Offering and Sale of Units" (page 10) is modified to read as follows:

> "The Offering will continue until the second anniversary of the date of this Prospectus, or such earlier date as determined by the Manager (the 'Offering Termination Date'). The minimum investment is five Units or $5,000. Additional investments may be made in integral multiples of Units of $1,000 each. The

purchase price of $1,000 per Unit is payable in full by an investor prior to the closing of the investor's purchase of Units and consists of two parts: $500 per Unit, which will be released to the Trust at Closing and will be immediately available for investment by the Trust in Properties; and the balance of $500 per Unit which will be invested under escrow arrangements in short-term U.S. government or U.S. government guaranteed securities. The escrow will remain in place until the date that is six months following the Closing for the particular Units (the 'Second Funding Date'). At such time, the balance of the purchase price will be paid to the Trust and the cash interest income earned in escrow to the Second Funding Date will be released to investors. The purchase price includes interest of $20 per Unit."

The second sentence of footnote (2) to the chart under "Estimated Use of Proceeds" (page 24) is modified to read as follows:

"The interest is payable as a consequence of a portion of the purchase price being placed in escrow, and hence not being available to the Trust, for a period of six months from the date an investor becomes a Beneficial Owner."

The fifth sentence of the second paragraph under "Offering and Sale of Units—Payment for Units" (page 106) is modified to read as follows:

"The funds will be invested until the date that is six months following the Closing for the particular Units (the 'Second Funding Date')."

Acquisition Fees and Acquisition Expense Allowance

The term "Acquisition/Rehabilitation Services Expense Allowance" is replaced everywhere in the Prospectus with the term "Acquisition Expense Allowance," and its definition in the "Glossary" (page 107) is modified to read as follows:

"'*Acquisition Expense Allowance*' means the non-accountable allowance payable to the Manager to be used to pay acquisition expenses in accordance with Section 5.3(b)(ii) of the Trust Agreement."

The term "Acquisition/Rehabilitation Services Fees" is replaced everywhere in the Prospectus with the term "Acquisition Fees," and its definition in the "Glossary" (page 107) is modified to read as follows:

"'*Acquisition Fees*' means the total of all fees and commissions payable to the Manager in connection with the purchase by the Trust of any Local Partnership Interest, as provided in Section 5.3(b)(i) of the Trust Agreement."

No change is being made to the amount, timing or other terms of payment of the Acquisition Fees or the Acquisition Expense Allowance.

The following conforming changes are also made to the Prospectus:

The second and third paragraphs in the column labeled "Form of Compensation" under "Summary of the Offering--Compensation and Fees to the Manager and its Affiliates" (page 4) and the second and third paragraphs in the column labeled "Form of Compensation" under "Compensation and Fees to the Manager and its Affiliates" (page 26) are modified in each case to read as follows:

"Fees in connection with the acquisition of Local Partnership Interests by the various Series

Non-accountable reimbursement of expenses in connection with the acquisition of Local Partnership Interests for investment by the various Series."

Footnote (8) to the chart under "Estimated Use of Proceeds" (page 25) is modified to read as follows:

"(8) The Trust will pay, or cause the Local Partnerships to pay, a maximum amount of 5% of Gross Proceeds to the Manager as Acquisition Fees. These fees are compensation to the Manager in connection with the acquisition of Local Partnership Interests. The Acquisition Fee with respect to any Local Partnership in which the Trust is invested will be due upon the closing of the Trust's acquisition of the particular Local Partnership Interest. If payment of the fee is deferred, the Manager will be entitled to interest from the date such fee first became due until payment is made, in an amount equal to interest actually earned by the Trust on funds in the amount of the unpaid fee."

Permitted Interim Investments

Clause (vii) of the definition of "Permitted Interim Investments" in the "Glossary" (page 112) is modified to read as follows:

"(vii) shares of any open-end investment company, as defined in the 1940 Act, which has assets of not less than $200 million or substantially all of the assets of which are rated investment grade by a recognized rating agency and at least 65% of the assets of which are rated 'A' or better by a recognized rating agency and invests primarily in securities of the type enumerated in clauses (i) through (vi) above or banker's acceptances or other investment-grade securities;"

OFFERING AND SALE OF UNITS

Quantity Discounts

The fifth sentence of the fourth paragraph under "Offering and Sale of Units—Offering of Units" (page 103; following the table) is deleted and the following is inserted in its place:

"A quantity discount will be applied to all Units purchased by an investor eligible for such discount. For example, if 150 Units are purchased by an investor, all 150 Units will bear a 5.5% Selling Commission."

Right of Withdrawal of Subscription

Any investor that has subscribed and tendered payment for Units prior to the time of receipt of this Supplement shall have the right to withdraw such subscription by written notice delivered to and received by the Manager, before 5:30 p.m., Eastern time, on the date immediately prior to the date of the Initial Closing, at the offices of the Manager at 10 Valley Drive, Greenwich, Connecticut 06831. If any investor elects timely to withdraw a subscription, such investor's funds held in the escrow account will be returned to the investor with net income, if any, actually earned and received thereon, and such investor's subscription will be cancelled.

APPENDICES

The Trust Agreement is amended as set forth in Appendix A to this Supplement. The Subscription Agreement is amended as set forth in Appendix B to this Supplement.

**FIRST AMENDMENT TO
FOURTH AMENDED AND RESTATED TRUST AGREEMENT
OF
AMERICAN TAX CREDIT TRUST,
a Delaware statutory business trust**

This FIRST AMENDMENT to the FOURTH AMENDED AND RESTATED AGREEMENT OF TRUST (the "Trust Agreement") of American Tax Credit Trust, a Delaware statutory business trust (the "Trust"), is made as of November 16, 1993 by the Wilmington Trust Company, as Trustee (the "Trustee") and Richman American Credit Corp., a Delaware Corporation (the "Manager"), as Manager, for the benefit of persons owning beneficial ownership interests in the Trust. Capitalized terms used without definitions have the meanings assigned to such terms in the Trust Agreement.

W I T N E S S E T H :

WHEREAS, the Trust has been organized as a Delaware statutory business trust pursuant to a Trust Agreement dated as of February 4, 1993 (the "Original Agreement"), and the filing of a Certificate of Trust (the "Certificate") in the Office of the Secretary of State of the State of Delaware on February 4, 1993 pursuant to the Act; and

WHEREAS, the Original Agreement was amended as of April 22, 1993 to constitute the Trustee as sole trustee of the Trust, amended as of May 5, 1993, to change the name of the Trust to "American Tax Credit Trust," and was further amended as of September 1, 1993, and the Certificate was amended by Certificates of Amendment dated as of April 22, 1993, May 5, 1993 and October 6, 1993;

WHEREAS, it is desirable to amend the Original Agreement, as amended, in accordance with the terms of this Amendment;

NOW, THEREFORE, the Trust Agreement is hereby amended as follows:

1. *Definitions.*

(a) The definition of "Acquisition/Rehabilitation Services Expense Allowance" in Article Two of the Trust Agreement is amended and restated in its entirety as follows:

"'*Acquisition Expense Allowance*' means the non-accountable allowance payable to the Trust Management to be used to pay acquisition expenses in accordance with Section 5.3(b)(ii)."

In addition, all references in the Trust Agreement to the "Acquisition/Rehabilitation Services Expense Allowance" shall be references to the "Acquisition Expense Allowance."

(b) The definition of "Acquisition/Rehabilitation Services Fees" in Article Two of the Trust Agreement is amended and restated in its entirety as follows:

"'Acquisition Fees' means the total of all fees and commissions payable to the Trust Management in connection with the acquisition of any Local Partnership Interest, as provided in Section 5.3(b)(i)."

In addition, all references in the Trust Agreement to "Acquisition/Rehabilitation Services Fees" shall be references to "Acquisition Fees."

(c) The definition of "Permitted Interim Investments" in Article Two of the Trust Agreement is amended by modifying clause (vii) to read in its entirety as follows:

"(vii) shares of any open-end investment company, as defined in the 1940 Act, which has assets of not less than $200 million or substantially all of the assets of which are rated investment grade by a recognized rating agency and at least 65% of the assets of which are rated 'A' or better by a recognized rating agency and invests primarily in securities of the type enumerated in clauses (i) through (vi) above or banker's acceptances or other investment-grade securities;"

(d) The definition of "Second Funding Date" in Article Two of the Trust Agreement is amended and restated in its entirety as follows:

"'*Second Funding Date,*' with respect to any Unit, means six months following the Closing Date for the sale of such Unit."

2. *Section 5.3.* (a) Clause (i) of Section 5.3(b) of the Trust Agreement is amended and restated in its entirety as follows:

"(i) in connection with the acquisition of Local Partnership Interests, pay, or cause a Local Partnership to pay, to the Trust Management Acquisition Fees, in sum total, an amount not to exceed 5.0% of Gross Proceeds with respect to such Series; provided that (i) the sum of Acquisition Fees and the Acquisition Expense Allowance shall not exceed the amount that a disinterested party rendering comparable services would charge and (ii) the sum of Acquisition Fees, the Acquisition Expense Allowance and the cost of all Properties owned by a Local Partnership in which a Series is a limited partner will not exceed the aggregate appraised value of all such Properties, as may, in the discretion of the Trust Management, be determined by a qualified independent appraiser; and provided further that Acquisition Fees in respect of any Local Partnership Interest shall be due and payable on the date of the closing of a Series' acquisition of such Local Partnership Interest. The Trust Management will be entitled to interest thereon from the date such Acquisition Fees first become due and payable until paid, in an amount equal to the amount of interest earned by the Series or Local Partnership on the unpaid Acquisition Fees;"

(b) Clause (ii) of Section 5.3(b) of the Trust Agreement is amended and restated in its entirety as follows:

"(ii) pay, or cause a Local Partnership to pay, to the Trust Management a non-accountable Acquisition Expense Allowance equal to 2% of Gross Proceeds of the applicable Series allocable to an acquisition of a Local Partnership Interest, to be used for the payment of all closing costs payable by the Series in connection with the acquisition of a Local Partnership Interest, including legal, accounting, travel, communication and other fees and expenses payable to third parties, which Acquisition Expense Allowance shall be paid at or after such time or times as the Series acquires the Local Partnership Interests to which such Acquisition Expense Allowance, or portion thereof, relates."

3. *Applicable Law.* This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

4. *Counterparts.* This Amendment may be signed in counterparts, both of which shall constitute one agreement binding on the parties hereto, notwithstanding that the parties have not signed the same counterpart.

IN WITNESS WHEREOF, the undersigned have executed this Amendment, as of the date first above written.

TRUSTEE:

WILMINGTON TRUST COMPANY,
not in its individual capacity but solely as Trustee

By: ______________________________
Name:
Title:

Acknowledged, accepted and agreed to:

MANAGER:

RICHMAN AMERICAN CREDIT CORP.

By: ______________________________
Name:
Title:

AMENDMENT TO
SUBSCRIPTION AGREEMENT
OF
AMERICAN TAX CREDIT TRUST,
a Delaware statutory business trust

The second paragraph under the heading "Purchase of Units" on page B-1 of the Subscription Agreement is amended in its entirety as follows:

> "The full amount of the purchase price for the Units must be paid prior to the date of the Closing of the Investor's purchase of the Units hereby subscribed for in accordance with the procedures set forth under 'Mechanics of Payment' below. Half of the purchase price, or $500 per Unit, will be released to the Trust at the Closing. The second half of the purchase price, or $500 per Unit (the 'Second Portion'), will be held in escrow and invested in short-term U.S. government or U.S. government guaranteed securities, until the date which is six months after the Closing for the particular Units being purchased by the investor (the 'Second Funding Date')."